U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   JENKINS                          WILBUR              MANNING
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   (Last)                           (First)             (Middle)

   11 HIAWATHA TR    APT 23
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                                    (Street)

   GEORGETOWN                       KENTUCKY             40324
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   PREMIER FINANCIAL BANCORP, INC.   (PFBI)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year

   AUGUST 2002  (TRANSACTIONS PRIOR TO AUGUST 29, 2002)

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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                  5.            6.
                                                                       4.                         Amount of     Owner-
                                                                       Securities Acquired (A)    Securities    ship
                                              2A.         3.           or Disposed of (D)         Beneficially  Form:     7.
                                              Deemed      Transaction  (Instr. 3, 4 and 5)        Owned         Direct    Nature of
                                 2.           Execution   Code         -------------------------  Following     (D) or    Indirect
1.                               Transaction  Date,       (Instr. 8)              (A)             Reported      Indirect  Beneficial
Title of Security                Date         if any      ------------   Amount    or     Price   Transactions  (I)       Ownership
(Instr. 3)                       (mm/dd/yy)   (mm/dd/yy)  Code     V              (D)             (Instr 3 & 4) (Instr.4) (Instr. 4)
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

PFBIP TRUST PREFERRED            08/20/02                 S             550       D       $24.70  11,450        D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                      10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of        Form
                2.                                                                7.                        Deriv-    of
                Conver-                           5.                              Title and                 ative     Deriv-  11.
                sion                              Number of                       Amount                    Secur-    ative   Nature
                or               3A.              Derivative    6.                of Underlying    8.       ities     Secur-  of
                Exer-            Deem-    4.      Securities    Date              Securities       Price    Bene-     ity:    In-
                cise    3.       ed       Trans-  Acquired (A)  Exercisable and   (Instr.3 & 4)    of       ficially  Direct  direct
                Price   Trans-   Exec-    action  or Disposed   Expiration Date   ---------------  Deriv-   Owned     (D) or  Bene-
1.              of      action   ution    Code    of(D)         (Month/Day/Year)           Amount  ative    at End    In-     ficial
Title of        Deriv-  Date     Date     (Instr. (Instr. 3,    ----------------             or    Secur-   of        direct  Owner-
Derivative      ative   (Month/  (Month/  8)      4 and 5)      Date     Expira-           Number  ity      Month     (I)     ship
Security        Secur-  Day/     Day/     ------  ------------  Exer-    tion                of    (Instr.  (Instr.   (Instr. (Instr
(Instr. 3)      ity     Year)    Year)    Code V  (A)   (D)     cisable  Date     Title    Shares  5)       4)        4)      4)
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


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
Explanation of Responses:


   /s/  Wilbur M. Jenkins                                       9/6/02
------------------------------------------------            --------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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